Exhibit 99.1

[NEWS FROM: HEALTH MANAGEMENT ASSOCIATES, INC.  HMA LOGO]

FOR IMMEDIATE RELEASE

Contact:	John C. Merriwether
Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

COMPLETES ACQUISITION OF

FIVE NON-URBAN HOSPITALS FROM

TENET HEALTHCARE CORPORATION

NAPLES, FLORIDA (November 3, 2003) — Health Management Associates, Inc. (NYSE: HMA) announced today it has completed the acquisition of five non-urban hospitals from subsidiaries of Tenet Healthcare Corporation (NYSE: THC). The five hospitals include the 128-bed Seven Rivers Community Hospital, Crystal River, Florida, the 137-bed Harton Regional Medical Center, Tullahoma, Tennessee, the two campus 257-bed University Medical Center, Lebanon, Tennessee, the two campus 423-bed Three Rivers Healthcare, Poplar Bluff, Missouri, and the 116-bed Twin Rivers Regional Medical Center, Kennett, Missouri. The transaction was completed as of November 1, 2003.

“We are very excited to welcome these five hospitals into HMA’s growing family of non-urban hospitals, and we look forward to serving the health care needs of their respective communities in the years to come,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “We have completed these transactions ahead of schedule, and installed our proprietary Pulse System™ management information system in all five hospitals. I would like to extend my thanks to the physicians, nurses and employees who have worked with HMA to complete this transaction in such a timely and seamless manner. We have now achieved our acquisition objective, announced October 21, 2003, to acquire a minimum of five hospitals during fiscal year 2004.”

- more-

HEALTH MANAGEMENT ASSOCIATES INC. • 5811 PELICAN BAY BOULEVARD • SUITE 500 • NAPLES, FL • 34108

Health Management Associates, Inc. Page 2

These five hospitals, described in greater detail below, represent an aggregate of approximately $400 million in net patient service revenues, 1,061 licensed beds and will result in HMA’s initial operations in Missouri.

•	Seven Rivers Community Hospital, Crystal River, Florida is a 128-bed acute care hospital providing general acute care services, including emergency room services, cardiology, orthopedics and obstetrical services. With approximately 135 physicians on staff, the hospital’s primary service area has a growing population of more than 60,000. Solucient, Inc., a leader in providing health care information to payors, providers, employers and the health care industry, named Seven Rivers Community Hospital a “Top 100 Hospital” in 2001.

•	Harton Regional Medical Center, Tullahoma, Tennessee is a 137-bed acute care hospital providing general acute care services, including emergency room services, neurosurgery, cardiology, orthopedics and obstetrical services. With approximately 175 physicians on staff, the hospital’s primary service area has a growing population of nearly 85,000.

•	University Medical Center, Lebanon, Tennessee is a 257-bed, two campus acute care hospital providing general acute care services, including emergency room services, neurology, cardiology, orthopedics, joint replacement and obstetrical services. With approximately 165 physicians on staff, the hospital’s primary service area has a growing population of nearly 104,000.

•	Three Rivers Healthcare, Poplar Bluff, Missouri is a 423-bed, two campus acute care hospital providing general acute care services, including emergency room services, neurosurgery, open-heart surgery, orthopedics and obstetrical services. With approximately 141 physicians on staff, the hospital’s primary service area has a growing population of more than 81,000.

•	Twin Rivers Regional Medical Center, Kennett, Missouri is a 116-bed acute care hospital providing general acute care services, including emergency room services, cardiology, orthopedics and obstetrical services. With approximately 57 physicians on staff, the hospital’s primary service population has a growing population of 40,000.

-more-

Health Management Associates, Inc. Page 3

“Over the past 75 days, HMA has completed the acquisition of eight hospitals, representing 1,485 licensed beds and the commencement of HMA’s operations in two new states,” added Vumbacco. “We now operate in 16 states and have developed the leadership as well as the financial and technological resources to take advantage of opportunities to serve the health care needs of an increasing number of non-urban communities. Throughout the balance of fiscal year 2004, we intend to continue to acquire hospitals in non-urban communities with proven demographic needs.”

HMA is the leading operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 15 years of uninterrupted operating earnings growth and operates 52 hospitals in 16 states with 7,540 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

# # #